EXHIBIT 99.02
Chegg Appoints David Longo as Chief Financial Officer

February 5, 2024 -- SANTA CLARA, Calif.--(BUSINESS WIRE)-- Chegg, Inc. (NYSE: CHGG), the leading student-first connected learning platform, today announced the appointment of David Longo as Chief Financial Officer, effective February 21.

Mr. Longo currently serves as Vice President, Chief Accounting Officer, Corporate Controller, and Assistant Treasurer at Chegg. He will succeed Andrew Brown, who announced his retirement in the fall of last year, after more than 12 years at Chegg.

“David is the perfect candidate to take on the CFO role and I couldn’t be more confident in his ability to drive growth and shareholder value,” said Dan Rosensweig, CEO and President of Chegg. “David’s dynamic and forward-thinking leadership has already played a key role in advancing Chegg’s mission of harnessing AI to improve student outcomes.” Rosensweig added, “I also want to thank Andy Brown for his innumerable contributions to Chegg over the past 12 years. Andy played a key role in transforming Chegg into the leading student-first connected learning platform. We are deeply grateful for his financial stewardship over the years and wish him all the best in his retirement.”

Prior to joining Chegg in December 2021, Mr. Longo served as Chief Accounting Officer for Shutterfly, Inc., a digital retailer and manufacturer of personalized products and services. Before that, he was Senior Vice President and Controller at CBS Interactive, an online content network for information and entertainment and a division of CBS Inc.

David Longo said: “I have seen first-hand how Chegg is leading the charge in utilizing AI to support and enhance student outcomes. I couldn’t be more excited by this opportunity to work closely with such a visionary team at such a pivotal time in the education sector. I look forward driving value not just for Chegg’s shareholders, but also for the millions of students that it serves.”

Mr. Longo holds a B.S. in Business Administration, with a concentration in accounting, from Boston University. He is a licensed CPA.

About Chegg

Millions of people all around the world learn with Chegg. No matter your goal, level or style, Chegg helps you learn with confidence. We provide 24/7 on-demand support and our personalized learning assistant leverages the power of artificial intelligence (AI), more than a hundred million pieces of proprietary content, as well as, a decade of learning insights. Our platform also helps learners build essential life and job skills to accelerate their path from learning to earning, and we work with companies to offer learning programs for their employees. Chegg is a publicly held company and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.